Exhibit 10.1

{41082616:2} SEPARATION AGREEMENT AND GENERAL RELEASE UNITY BANK (hereinafter referred to as “the Bank”), UNITY BANCORP, INC. (“UBI” and collectively with the Bank, “Unity”) and JANICE BOLOMEY (hereinafter referred to as “EMPLOYEE”) mutually agree that EMPLOYEE’s employment will terminate effective June 30, 2023 (“Separation Date”), and agree to the following in full and final resolution of all matters between them. 1. EMPLOYEE understands and agrees that she shall no longer be considered an employee of the Bank after the Separation Date, and that the benefits of employment, other than those set forth in this Agreement, shall not be available or accrue after such date. As such: a. Assuming EMPLOYEE has and continues to fully comply with the terms of this Agreement, including by providing the release provided for under Section 2 hereof, Unity shall continue to pay EMPLOYEE her current base salary ($265,000 per annum) in periodic installments in accordance with Unity’s payroll practices and system, and subject to applicable deductions and required withholdings (the “Severance”), for a period of one year after the Separation Date (the “Severance Period”). b. Assuming EMPLOYEE elects, after the Separation Date, to continue the medical, dental, vision and prescription benefits of EMPLOYEE and her eligible dependents in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA), Unity will reimburse EMPLOYEE for her premium payments during the Severance Period, upon submission to Unity of proof of payment of such premiums by EMPLOYEE. In the event that during the Severance Period EMPLOYEE obtains full time employment, (i) EMPLOYEE is obligated to immediately inform Unity of such employment, and (ii) Unity shall be entitled to terminate any further COBRA reimbursement. c. EMPLOYEE shall receive a cash payment equal to the closing price of UBI’s common stock on the Separation Date multiplied by 8,500 (the “Equity Payment”), subject to applicable deductions and required withholdings in lieu of any additional equity compensation EMPLOYEE would have been entitled to due to EMPLOYEE’s service in 2023. The equity Payment will be made to EMPLOYEE in the next periodic payroll period under Unity’s payroll practices and systems after the effectiveness of the release required under Section 2 hereto d. EMPLOYEE currently holds unvested options and shares to purchase UBI stock as set forth on Exhibit A hereto (the “Options”). Notwithstanding EMPLOYEE’s separation from service, the Options and shares will continue to vest in accordance with their existing terms until June 30, 2024, and shall then remain exercisable in accordance with their terms. After June 30, 2024, EMPLOYEE will have 90 days to exercise available options. e. EMPLOYEE’s group term life, long-term disability and accidental death and dismemberment insurances shall cease as of the Separation Date. f. EMPLOYEE’s contributions to the Bank’s 401(k) plan shall cease as of the Separation Date. Thereafter, and at her request, EMPLOYEE shall be entitled to any amounts vested in the Bank’s 401(k) plan in accordance with the terms of such plan and applicable law. g. EMPLOYEE agrees to direct all prospective employers seeking employment references to contact Unity’s Director of Human Resources, or his/her successor or designee, in writing. When contacted in such manner, the Bank shall provide only EMPLOYEE’s dates of employment and title to such prospective employers. h. Bank acknowledges that EMPLOYEE’s separation from service with Bank is occurring on or after EMPLOYEE having obtained “Early Retirement Age” for purposes of the Bank’s Executive Life Insurance Plan effective April 21, 2009, as subsequently amended (the “Plan”), and that therefore (i) pursuant to Section 2.3 pf the Plan,. Bank is obligated to

{41082616:2} 2 maintain the “Policy” (as defined in the Plan) with respect to EMPLOYEE in effect and (ii) EMPLOYEE or her beneficiaries or estate will be entitled to the benefits provided for under Section 3.1 of the Plan. 2. In exchange for the consideration provided by the Bank, including but not limited to the payments set forth in paragraph 1 above, EMPLOYEE (together with her estate) releases and forever discharges UBI, the Bank and their respective parents, subsidiaries, affiliates, officers, directors, agents, attorneys, employees, successors and assigns (collectively hereinafter referred to as “Releasees”) from any and all causes of action, claims or demands up to the date of this Agreement, known or unknown, including but not limited to those: in any way relating to her employment with Unity and/or the separation of such employment; in tort, such as wrongful or retaliatory discharge in violation of public policy, slander, defamation, negligence, and interference with contractual relations; in contract, whether express or implied; under any Unity policy, procedure, benefit plan or other agreement; for reinstatement; for attorney’s fees or costs; for compensation of any kind including but not limited to overtime, bonuses, incentive compensation, back pay and front pay; for benefits or insurances of any kind; for personal injury of any kind, including but not limited to mental anguish, emotional distress, humiliation, embarrassment, and damage to name or reputation; under any and all federal, state or local laws, Constitutions, Executive Orders or ordinances, including but not limited to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Non-Discrimination Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act (excluding those claims involving vested benefits), the Fair Labor Standards Act and New Jersey Wage and Hour Law (in that EMPLOYEE affirms that she has been paid all wages to which she was entitled), the Federal Family and Medical Leave Act and the New Jersey Family Leave Act (in that EMPLOYEE affirms that she was never denied any such leave), the Conscientious Employee Protection Act and the New Jersey Law Against Discrimination; for harassment or discrimination on the basis of any protected classification including but not limited to age, disability, race, color, gender, pregnancy, gender identity or expression, religion, sexual orientation, national origin, and marital or civil union status; for retaliation of any kind, including but not limited to for “whistleblowing;” or any other cause of action. Excluded from this release are any claims which cannot be waived by law, including, but not limited to, the right to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission ( each a “Governmental Agency), or to testify, assist or participate in any investigation, hearing, or proceeding conducted by a Government Agency. In the event EMPLOYEE files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on EMPLOYEES behalf, EMPLOYEE agrees that her release of claims in this Agreement shall nevertheless bar EMPLOYEE’S right (if any) to any monetary or other recovery (including reinstatement) except that EMPLOYEE does not waive: (i) EMPLOYEE’S right to receive an award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 and (ii) any other right where waiver is expressly prohibited by law. 3. EMPLOYEE affirms, by signing this Agreement, that no claims against Releasees are currently pending regarding any issues relating to or arising out of her employment (including that she does not suffer from any work-related illnesses or injuries). EMPLOYEE further agrees that, other than to enforce this Agreement, she shall not file any such actions against Releasees in any court, or in any other forum for her monetary benefit, in the future. Nothing in this Agreement, however, is intended to prevent EMPLOYEE’s ability to apply for and/or receive unemployment benefits from the State of New Jersey, and Unity agrees that it shall not oppose any application by EMPLOYEE for such benefits.

{41082616:2} 3 5. EMPLOYEE agrees that she: a. shall not contact any customer or employee of Releasees other than Unity’s Director of Human Resources regarding any Unity business matter without the permission of such individual; b. has turned over to Unity any and all property, records, or copies thereof of Releasees in her possession (including but not limited to identification card, key fob, laptop, iPhone, credit card, employee handbook, any and all records, computer records, communications and printouts relating to Releasees’ customers, policies and data analysis), and has deleted and/or destroyed any and all records relating to Releasees or their customers on any non-Bank computer or otherwise in her possession or control, and has not transferred any information or property of Releasees or their customers to any other person or entity; c. from now and for a period of two (2) years from the effective date of this Agreement, shall not in any way, directly or indirectly, interfere with Releasees’ business by requesting or causing any customers, employees or vendors of Releasees to alter, cancel or terminate any business relationship with Releasees; and d. has not and shall not, in any way disparage Releasees or make or solicit any comments, statements or the like, to the media, to current or former employees or customers, or to others, including via social media, that may be considered to be derogatory or detrimental to the good name or business reputation of Releasees. 6. EMPLOYEE agrees that she has not and shall not disclose or use for any purpose any trade secrets, or proprietary or confidential information, acquired by her during his employment with Releasees. As used in this Agreement, “confidential information” is defined as any information which is not generally known to the public and/or competitors, which EMPLOYEE has a reasonable basis to believe to be confidential, or which is treated by Releasees as confidential, and includes, but is not limited to: a. Customer information, such as any compilation of past, or existing or prospective customers’ names, contact information or backgrounds, records of transactions, status of accounts or credit, or related information about actual or prospective customers, to the extent that such information was not known by EMPLOYEE prior to this employment with Releasees; b. Personnel information, such as other employees’ personal information; c. Financial information, such as Releasees’ ownership, earnings, assets, debts, prices, rates, account volume or amounts, tax liabilities, projections, investment policies or securities portfolio, or other financial data which is not publicly available; d. Marketing and pricing information, such as details about ongoing or proposed marketing programs, agreements by or on behalf of Releasees, forecasts, results of marketing efforts, and information about impending transactions; e. Technical Information, such as business practices, specifications, trade secrets, patents or patents in process, computer programs, systems or modes, and processes; and f. Supply and service information, such as the identities and contact information of vendors or suppliers of goods and services used by Releasees, terms of supply or service or of particular transactions, related information about potential vendors to the extent that such information is not generally known in the industry and/or was not known to EMPLOYEE prior to her employment with Releasees, and to the extent that the combination of suppliers or use of a

{41082616:2} 4 particular supplier though generally known or available information, yields advantages to Releasees, the details of which are not generally known. If and when EMPLOYEE believes she is compelled by subpoena to disclose such information, she will immediately notify Unity (attention: Director of Human Resources) in writing. In addition, EMPLOYEE agrees to keep the existence and terms of this Agreement, as well as the circumstances leading up to such Agreement, confidential. Accordingly, EMPLOYEE agrees that she has not and shall not disclose such information to any person or entity, including but not limited to prospective employers or current, former or future employees of Unity. This confidentiality requirement, however, shall not prohibit EMPLOYEE from disclosing of the existence and terms of this Agreement to her spouse, attorney, accountant, tax agencies, or as otherwise required by law. EMPLOYEE understands that any unauthorized disclosure by her, or by anyone to whom she discloses such information, shall constitute a material breach of this Agreement 7. EMPLOYEE understands that if she should violate any provision of this Agreement, Unity may cease making any further payments provided for hereunder and may take legal action to enforce the Agreement, and may be entitled to any and all equitable and legal remedies which may be available to it, including but not limited to preliminary and/or permanent injunction in order to prevent the continuation of harm, recoupment of monies paid, money damages insofar as they can be determined, and attorneys’ fees and costs. 8. The parties acknowledge that this Agreement is not an admission on either of their parts. Accordingly, this Agreement may not be admissible in any forum as an admission of any kind, but only in an action to enforce it. The parties further agree that questions regarding the interpretation of the language of the Agreement shall not be presumptively interpreted against the drafter. 9. EMPLOYEE acknowledges and understands that: the above-referenced consideration is the total payment she will receive from Unity and exceeds that to which she would otherwise be entitled; she is not entitled to any additional payments under Releasees’ policies or benefit plans, or any expressed or implied agreement with Releasees; and it is in exchange for the good and sufficient consideration provided in this Agreement that she agrees to the provisions herein. 10. EMPLOYEE acknowledges that she has been cautioned to consult with an attorney and has done so or freely chosen not to do so, prior to executing this Agreement. EMPLOYEE understands that she is entitled to fully consider this Agreement for a reasonable period of up to 21 days. In addition, EMPLOYEE understands that she may revoke this Agreement in writing, received by Unity Bank, Attention: Director of Human Resources, within seven (7) days of signing it. Accordingly, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until after both parties have signed it and the seven (7)-day revocation period has expired. 11. This Agreement shall be construed in accordance with the laws of the State of New Jersey. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. 12. EMPLOYEE acknowledges and agrees that upon the Separation Date that certain Retention Agreement dated September 18, 2017 by and among EMPLOYEE, UBI and the Bank shall terminate and be of no further force or effect. 13. In addition, EMPLOYEE shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and does not disclose the trade secret, except pursuant to court order.

{41082616:2} 5 14. This Agreement contains the complete understanding between the Parties Here and supersedes all prior agreements and understandings between the Parties Here. This Agreement may not be modified, changed or altered by any oral promise or statement, nor shall any written modification of this Agreement be binding on the Bank until such modification is approved in writing by an officer of the Bank. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement. By signing below, EMPLOYEE indicates that she has carefully read this Agreement, enters into this Agreement knowingly, voluntarily and of her own free will, understands its terms and significance, and intends to abide by its provisions without exception. Janice Bolomey _______________________________________________ ________________ Date UNITY BANK By:__________________________________________ ________________ James Hughes Date President/CEO

Appendix A

Restricted Stock Awards (RSA)

Grant Date	Outstanding Shares	Vest Date	Shares Vested	Estimated Benefit
3/16/2020	1,000	3/16/2024	1,000	$22,695.00
3/25/2021	2,250	3/25/2024	1,125	$25,531.87
3/16/2022	6,000	3/16/2024	2,000	$45,390.00
Total	**9,250**		**4,125**	**$93,616.87**

Non-Qualified Options (NQ)

Grant Date	Granted	Grant Price	Estimated Benefit
3/25/2021	4,000	$20.56	$5,693.33

All options above represent the unvested portion that will vest during the terms of the separation agreement.
Per section 1d of the separation agreement vested options will remain exercisable until 90 days after June 30, 2024.

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